Exhibit 99.1

FOR IMMEDIATE RELEASE

SM Energy Announces Leadership Transition

Tony Best to Retire Within Twelve Months; Board Intends to Name Jay Ottoson as Successor

DENVER, CO — April 2, 2014 - SM Energy Company (NYSE: SM) today announces that Anthony J. Best will retire from his role as the Company’s Chief Executive Officer within the next twelve months.  The Board of Directors intends to appoint Javan D. Ottoson, currently President and Chief Operating Officer, as the Company’s Chief Executive Officer upon Mr. Best’s retirement.

Mr. Best has served as the Company’s Chief Executive Officer since December 2006 and a member of its Board of Directors since February 2007.  He joined the Company in June 2006 as its President and Chief Operating Officer.

Mr. Best remarked, “Our executive team and board have focused on management succession and development using a multi-year phased approach to ensure SM Energy has the leadership to pursue its long-term growth initiatives.  It has been an honor and a privilege to lead SM Energy over the past several years as CEO.  However, I will turn 65 later this year and the time has come for me to shift my focus from full-time professional duties to personal priorities and retirement adventures.  Jay and I have worked together four different times in our careers, and it has been a pleasure to watch him develop into a strong and decisive leader.  I have tremendous respect for his leadership qualities and character, along with the utmost confidence in his ability to lead the Company to continued success.  The highlight of my personal career has been working with Jay, our leadership team and our employees over the last several years, as the Company has transformed into a leading resource play focused company.  I am looking forward to helping with Jay’s transition during my remaining time at the Company.”

Bill Sullivan, Chairman of SM Energy’s Board of Directors, commented, “On behalf of SM Energy’s Board of Directors, I would like to recognize Tony’s pivotal role in the transformation of the Company over the last several years.  He has been a visible leader among his peers in the industry for many years and the Company’s external reputation as well as operating performance have benefited from his leadership and guidance.  The Board is pleased that the Company has an executive of Jay’s caliber ready to succeed Tony when he retires.  Jay’s skills, experience, and leadership abilities have prepared him well for his future role, and we are confident that he will build upon the strong foundation that Tony has built.”

Mr. Ottoson joined SM Energy in December 2006 as its Chief Operating Officer after an extensive career in the oil and gas industry that began in 1980.  He held technical and leadership positions of increasing responsibility with ARCO, Pure Resources/Unocal and Energy Partners, Ltd. prior to joining the Company.  Mr. Ottoson received a Bachelor of Science degree in Chemical and Petroleum Refining Engineering from Colorado School of Mines.  Mr. Ottoson was appointed President of the Company in October 2012.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America.  SM Energy routinely posts important information about the Company on its website.  For more information about SM Energy, please visit its website at www.sm-energy.com.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This press release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy’s 2013 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

SM ENERGY CONTACTS:

MEDIA:

Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:

Brent Collins, ir@sm-energy.com, 303-863-4326

James Edwards, ir@sm-energy.com, 303-837-2444